EXHIBIT 10.2

       LOAN AGREEMENT DATED MARCH 31, 2005 BETWEEN CITIC INDUSTRIAL BANK,
             ZHENGHOU BRANCH AND HENAN ZHONGPIN FOOD SHARE CO., LTD.

             The CITIC Industrial Bank provided a loan in the amount of RMB 20,000,000.00 to Henan Zhongpin Food Share Co., Ltd. to be used by the borrower as its working capital, with an interest rate of 5.859% per annum and a term of one year from the date of the agreement.